Exhibit 99.1

Dendreon Appoints Michelle Burris Senior Vice President and

Chief Financial Officer

SEATTLE, WA, August 17, 2005 – Dendreon Corporation (Nasdaq: DNDN) today announced the appointment of Michelle Burris as senior vice president and chief financial officer.

Burris brings nearly 20 years of financial management and planning experience to her new position, including the last seven years as chief financial officer at Corixa Corporation. Burris replaces Martin Simonetti whose resignation was announced last quarter.

“Michelle brings Dendreon a wealth of operational and financial experience gained during her long tenure at Corixa where she helped lead the company through the FDA approval process for its lead cancer drug,” said Mitchell H. Gold, president and chief executive officer of Dendreon. “We are confident that she will be a great contributor to our management team as we continue to advance our clinical pipeline towards commercialization and build maximum value for our shareholders.”

In over a decade at Corixa, Burris participated in the development and approval of Bexxar®, an antibody drug approved for the treatment of non-Hodgkins lymphoma, and the negotiation of rights to the drug and eventually the sale of the company to GlaxoSmithKline. She also played an integral role in raising over $400 million in capital through public offerings, other equity transactions and company acquisitions.

Prior to entering the biotechnology field, she served for several years in numerous management positions at aerospace giant The Boeing Company and, prior to that, as a research analyst at Cypress International Inc., a Washington, D.C.-based high-technology consulting firm.

Burris sits on the Board of Directors at Sonus Pharmaceuticals Inc. and the Washington Biotechnology and BioMedical Association. She chairs the Executive Advisory Board of the Albers School of Business and Economics at Seattle University in Seattle, Wash.

Burris holds a Post Graduate Certificate in accounting and a Master of Business Administration from Seattle University, a Bachelor of Science degree from George Mason University and has passed the CPA exam.

“I’m pleased to be joining Dendreon at such an exciting time in its development as we work to commercialize the first active immunotherapy for cancer,” said Burris. “Dendreon’s clinical pipeline which includes Provenge and other immunotherapies for a range of cancers as well as other innovative therapeutic approaches to cancer such as Trp-p8 modulation is one of the most exciting pipelines in the biotech industry. Their dedication and focus on cancer therapy and the potential to transform the way cancer is treated are why I came to Dendreon.”

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

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Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500